October 12, 2012

Columbia Funds Series Trust I

225 Franklin Street

Boston, MA 02110

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust I (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of

a)	Columbia Mid Cap Growth Fund, a series of the Trust (a “Buying Fund”), with Columbia Mid Cap Growth Opportunity Fund, a series of Columbia Funds Series Trust II (an “Acquired Fund”), and the issuance of Class A, Class B, Class C, Class I, Class K, Class R, Class R4 and Class Z shares of beneficial interest of the Buying Fund in connection therewith;

b)	Columbia Small Cap Growth Fund I, a series of the Trust (a “Buying Fund”), with Columbia Select Small Cap Fund, a series of the Trust, Columbia Frontier Fund, a series of Columbia Funds Series Trust II, and Columbia Small Cap Growth Fund II, a series of Columbia Funds Series Trust (each an “Acquired Fund”), and the issuance of Class A, Class B, Class C, Class I, Class K, Class R, Class R5 and Class Z shares of beneficial interest of the Buying Fund in connection therewith;

c)	Columbia Emerging Markets Fund, a series of the Trust (a “Buying Fund”), with Columbia Emerging Markets Opportunity Fund, a series of Columbia Funds Series Trust II (an “Acquired Fund”), and the issuance of Class A, Class B, Class C, Class I, Class K, Class R, Class R5, Class W and Class Z shares of beneficial interest of the Buying Fund in connection therewith;

d)	Columbia Intermediate Bond Fund, a series of the Trust (a “Buying Fund”), with Columbia Diversified Bond Fund, a series of Columbia Funds Series Trust II (an “Acquired Fund”), and the issuance of Class A, Class B, Class C, Class I, Class K, Class R, Class R4, Class R5, Class W and Class Z shares of beneficial interest of the Buying Fund in connection therewith; and

e)	Columbia Tax-Exempt Fund, a series of the Trust (a “Buying Fund”), with Columbia Connecticut Tax-Exempt Fund and Columbia Massachusetts Tax-Exempt Fund, each a series of the Trust (each an “Acquired Fund”), and the issuance of Class A, Class B, Class C and Class Z shares of beneficial interest of the Buying Fund in connection therewith (collectively with all Buying Fund shares referenced in clauses (a) through (d) above, the “Shares”);

all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust, on behalf of each Buying Fund, certain other registered investment companies, on behalf of certain series thereof, as applicable, and Columbia Management Investment Advisers, LLC, dated October 9, 2012 (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of each Acquired Fund and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its trustees. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP
Ropes & Gray LLP